Filed pursuant to Rule No. 424(b)(3)
                                                      File Number 333-74464


                        PROSPECTUS SUPPLEMENT NO. 1
                      Regeneron Pharmaceuticals, Inc.

                                $200,000,000
            5.50% Convertible Senior Subordinated Notes due 2008
      and Shares of Common Stock Issuable upon Conversion of the Notes


         This prospectus supplement supplements the prospectus, dated January 24, 2002 of Regeneron Pharmaceuticals, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $200,000,000 aggregate principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby modified to add as follows:


                                              Aggregate Principal
                                                  Amount at                          Number of Shares       Percentage of
                                               Maturity of the    Percentage of      of Common Stock          Shares of
                                                   Notes              Notes             that may            Common Stock
Name                                          that may be Sold     Outstanding          be Sold (1)          Outstanding (2)
----                                          ----------------    -------------      ---------------        ----------------

Canyon Capital Arbitrage
  Master Fund, Ltd.                               $1,000,000            *                33,056                   *
Canyon MAC 18 Ltd. (RMF)                            $250,000            *                 8,264                   *
Canyon Value Realization Fund
  (Cayman), Ltd.                                  $1,500,000            *                49,584                   *
Canyon Value Realization Fund, L.P.                 $750,000            *                24,792                   *
Merrill, Lynch, Pierce, Fenner
  and Smith Inc                                   $5,000,000          2.5%              165,282                   *
TQA Master Fund, Ltd.                             $3,750,000          1.88%             123,961                   *
Whitebox Convertible Arbitrage
  Advisors, LLC                                   $2,000,000          1.0%               66,113                   *


* Less than one percent (1%).

(1) Assumes conversion of all of the holder's notes at a conversion rate of 33.0565 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes - Conversion of the Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)  Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using
     43,826,969 shares of common stock outstanding as of December 31, 2001.
     In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 5 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is February 1, 2002.